Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Unit Holders Reject Southwest Bank’s Takeover Proposals

FORT WORTH, Texas, December 1, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced that the proposals of Southwest Bank and Robert Lansford, senior business development officer for Southwest Bank (together, “Southwest Bank”), to remove Compass Bank as trustee of the Trust and to elect itself as successor trustee were defeated at the special meeting of unit holders held on November 21, 2016. The voting results were certified on December 1, 2016, by First Coast Results, Inc., the independent inspector of election for the special meeting.

Compass Bank issued the following statement:

“We are delighted that the majority of unit holders, whether by voting against or withholding their votes, have supported Compass Bank in defeating Southwest Bank’s proposals. We thank the unit holders for their support.

“After careful analysis of the facts, the nation’s two leading independent proxy advisory firms both agreed with Compass Bank and unanimously recommended that unit holders reject Southwest Bank’s proposals. Glass Lewis & Co. called Southwest Bank’s proposals ‘an unambiguous non-starter’ and Institutional Shareholder Services concluded that ‘the potential benefits of a changeover in trustee appear mostly hypothetical.’ Despite months of campaigning by Southwest Bank, the unit holders clearly reached similar conclusions.

“Southwest Bank’s long, self-interested campaign has been costly and disruptive to the Trust. The significant expenses incurred by the Trust in responding to Southwest Bank will likely impact distributions to unit holders. Given these negative effects and the absence of concrete benefits to the unit holders, we would expect that Southwest Bank will respect the decision of the unit holders and allow Compass Bank to administer the Trust without further interruption or expense.

“We remain committed to administering the Trust in the same efficient manner that we have over the past 10 years and will continue to maximize unit holder value and respond to unit holder needs. We look forward to serving the unit holders and the Trust.”

Contact:	San Juan Basin Royalty Trust
Compass Bank
Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt.us@bbva.com